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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is between Ultrak, Inc., a Delaware corporation (the "Company"), and Ted Wlazlowski ("Employee").

     In consideration of the terms of this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by each party, the Company and Employee, intending to be legally bound, hereby covenant and agree as follows:

     1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

     2. Term. Subject to the other terms of this Agreement, this Agreement shall be effective for the period (the "First Year") from January 1, 1998 through December 31, 1999. The period from January 1 of a calendar year through December 31 of such calendar year is hereafter referred to as a "Year." The period during which this Agreement is effective is hereafter referred to as the "Term." The parties may, by mutual written agreement, extend the Term beyond December 31, 1999.

     3. Duties. Employee shall be the Executive Vice President of the Company. During the Term, Employee shall be based in Lewisville, Texas or elsewhere in the Dallas metropolitan area (to include Collin, Dallas, Denton, Ellis, Rockwall and Tarrant counties) only and shall perform the duties and exercise the powers which from time to time may be lawfully assigned to or vested in him by the Company's Board of Directors (the "Board"). It is agreed that during the Term, Employee will not accept an officership or directorship or participate in the operation or management of any other entity, unless it is an entity either owned or controlled by the Company, without the prior written consent of the President of the Company.

     4. Extent of Services. Unless prevented by ill health, Employee shall devote his entire working time, attention and energies to the business of the Company, and shall not during the Term engage in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, Employee shall not be prevented from investing in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made, except that in no event may Employee make investments in any firms in competition with, or in the business of supplying goods or services to the Company, unless such investments are (a) disclosed in writing to and approved by the Board and (b) do not exceed $25,000 with respect to each investment in any privately-held company or 2% of the voting securities of any publicly-owned company.

     5. Base Salary. The Company shall pay Employee a salary (the "Base Salary"), payable in bi-weekly installments. The Base Salary per Year shall be $180,000 and may be increased by the Board without an amendment to this Agreement. If Employee is absent from
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his employment because of illness which prevents Employee from performing his duties described herein, the Company shall be obligated to pay Employee his Base Salary and other compensation for all such periods of absence for the balance of the Term less any applicable disability insurance actually received by Employee. The Base Salary and any other compensation payable pursuant to this Agreement shall be subject to appropriate tax withholding.

     6.   Other Compensation and Benefits.

          (a) The Company currently has in effect certain bonus and stock option plans. During the Term, Employee will be eligible to participate in those plans currently in effect and as they may be amended from time to time, so long as such plans remain in existence. Furthermore, during the Term, Employee shall be entitled to participate in all current or subsequently enacted benefit programs applicable to all executive officers of the Company, including the Company's 401(k) plan. For purposes of this Agreement, all references to stock option plans, bonus plans or benefit programs shall be deemed to mean that Employee shall be eligible to participate in such plans or programs of the Company in which Employee presently participates or is eligible to participate, or such plans or programs that may subsequently be adopted in substitution for such plans or programs.

          (b)  The Company will provide Employee a $300 per month car allowance.

          (c)  Employee shall receive four (4) weeks of paid vacation each Year.

          (d) Employee shall be covered by all existing insurance programs afforded by the Company to its executive officers. Employee understands and agrees that he shall, as of the date hereof, be responsible for paying for forty percent (40%) of the premiums for health insurance coverage. Employee understands such percentage may change.

          (e) The Company will, on or about the date hereof, grant Employee an option under Company's Stock Option Plan to purchase 20,000 shares of the Company's Common Stock.

          (f) For the First Year, the Company guarantees that Employee's bonus will be at least $75,000 assuming Employee is employed by the Company for the entire First Year (subject to sick days and vacation). Such bonus for the First Year will be payable on or about March 15, 1999.

          (g) Employee acknowledges that certain of Employee's relocation expenses will be reimbursed to Employee pursuant to the Ultrak Relocation Policy, a copy of which has previously been furnished to Employee. In addition to the reimbursement of Employee under the Ultrak Relocation Policy, the Company agrees that it will reimburse Employee, up to a maximum


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               reimbursement of $10,000, for the amount by which (i) Employee's basis in his main residence in the Chicago, Illinois area exceeds
               (ii) the [gross] [net] amount received by Employee in connection with the sale, within a reasonable time prior to or following the date of this Agreement, of Employee's main residence in the Chicago, Illinois area.

          (h) Upon execution of this Agreement, Employee will receive a one-time signing bonus of $25,000.

          (i) The Company will pay for a fully furnished executive apartment for Employee for up to a maximum of six (6) months from the date hereof. Employee's selection of the apartment will be subject to the Company's prior reasonable approval.

          (j) If Employee's residence in the Chicago, Illinois area is sold by Employee at a sales price of less than $290,000, then the Company will allow Employee to elect to receive an advance against the guaranteed bonus payable to Employee pursuant to
               Section 6(f) in an amount not to exceed the lesser of (i) the amount by which the sales price is less than $290,000 or (ii) $75,000.

     7. Expense Reimbursement. Employee is authorized to incur reasonable expenses with regard to the business of the Company, including expenses for entertainment, travel and other items of a similar character in accordance with the Company's travel and entertainment policies as such policies shall exist from time to time (the "Policy"). The Company will reimburse Employee for all such expenses incurred and reported by him in accordance with the Policy.

     8. Termination by the Company. This Agreement may be terminated by the giving of sixty (60) days prior written notice pursuant to Section 13 by the
Company:

          (a) If Employee breaches this Agreement, and such breach, if capable of being cured, is not cured within thirty (30) calendar days of receipt by Employee from the Company of written notice requiring him to cure such breach(es);

          (b) If Employee shall be convicted of a criminal offense which in the reasonable opinion of the Board may injure or tend to injure the reputation or business of the Company;

          (c) If Employee files for bankruptcy or a bankruptcy petition is filed against Employee and, in either case, such bankruptcy proceeding is not dismissed within ninety (90) days of being filed;

          (d) If Employee shall grossly neglect the performance of his duties as set forth or described herein; or



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          (e)  If Employee becomes so addicted to alcohol, drugs or any controlled substance that it substantially impairs his abilities to perform his assigned duties.

     9. Termination by the Company or Employee. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement by giving notice pursuant to the terms and conditions of this Agreement.

     10. Payments upon Termination or Death. It is agreed that if this Agreement is terminated, payments and/or provisions for payments will be made as follows:

          (a) If the Company terminates this Agreement on some basis other than the reason or reasons as stated in Section 8, or if Employee dies, the Company will take the actions set forth in parts (1), (2) and (3) of this Subsection 10(a). If Employee terminates this Agreement for cause, which shall be limited to a material breach (specified in writing by Employee) by the Company of the terms of this Agreement, then the Company will take the actions set forth in parts (1), (2) and (3) of this Subsection 10(a).

               (1) All stock options presently granted to Employee will become immediately vested and shall be exercised, if ever, in accordance with and subject to the terms and provisions of the Company's Stock Option Plan and Employee's Stock Option Agreement; and

               (2) If Employee dies, Employee's estate will receive within fifteen (15) days, an amount equal to all Base Salary and all other benefits that would have accrued and/or been payable to Employee for a period of twelve (12) months from the date of death at Employee's then current level of compensation, and if the Company terminates this Agreement on some basis other than the reason or reasons stated in
                    Section 8 or Employee terminates this Agreement for cause, Employee will continue to receive all Base Salary and all other benefits for a period of one year from the date of termination; and

               (3) Any other relocation or other expense amount specifically agreed to herein.

          (b) If the Company terminates this Agreement for a reason or reasons set forth in Section 8 or Employee terminates this Agreement without cause, then the Company will only be obligated to pay to Employee the actual amount of compensation accrued to the date of termination, Employee will be bound to the terms of any Stock Option Agreement as it relates to the exercise of any vested stock options, and all other payments or benefits recited herein shall be cancelled and terminated, without recourse.


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     11.  Non-Competition. If the Company terminates this Agreement on some basis other than the reason or reasons stated in Section 8 or if Employee terminates this Agreement, then for the Noncompete Period (as defined below), Employee shall not, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (a) invest (other than investments in publicly-owned companies which constitute less than 2% of the voting securities of any such company) or engage in any business that is competitive with that of the Company, (b) accept employment with or render services to a competitor of the Company or any of its affiliates as a director, officer, agent, employee or consultant or (c) contact, solicit or attempt to solicit or accept business from any customers of the Company or its affiliates or any person or entity whose business the Company or its affiliates is soliciting. If the Company terminates this Agreement on some basis other than the reason or reasons stated in Section 8 or Employee terminates this Agreement for cause, the Noncompete Period shall be the period after termination for which Employee receives Base Salary pursuant to Section 10. If Employee terminates this Agreement other than for cause, the Noncompete Period shall be twelve (12) months from the date of such termination.

     12. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be finally resolved by binding arbitration in Dallas, Texas in accordance with the then effective rules of the American Arbitration Association.

     13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to Employee and/or the Company at their addresses as set forth on the signature page(s).

     14. Waiver, Modification or Cancellation. Any waiver, amendment, modification, or cancellation of any provision of this Agreement shall not be valid unless in writing and signed by both Employee and the Company; provided, however, that increases in the Base Salary approved by the Board or the granting of additional compensation and/or benefits to Employee approved by the Board need not be in a writing signed by Employee.

     15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon (a) the Company and the Company's successors and assigns, including but not limited to any entity which may acquire all or substantially all of the Company's assets and business or with or into which the Company may be consolidated or merged, and (b) Employee and Employee's heirs, executors, administrators and legal representatives, provided that the duties of Employee as described herein may not be delegated.

     16. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.


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     17. Entire Agreement. This Agreement represents the entire Agreement between the parties with respect to the subject matter hereof. Each party represents to the other that there are no other oral, written, express or implied contracts, agreements or understanding between them.

     18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF TEXAS (AND NOT THE CONFLICTS OF LAWS RULES OF TEXAS).

     19. Specific Representations. Each party represents to the other that:

          (a) The consideration recited herein shall conclusively be deemed fair, adequate, reasonable and sufficient.

          (b) Such party has voluntarily and without fraud, duress, coercion, undue influence or improper persuasion executed this Agreement.

          (c) The signature appearing below is such party's manual, original, genuine, authentic and undeniable signature.

          (d) Such party is competent, authorized and capable of executing this Agreement as a valid, binding and enforceable agreement.

          (e) Such party is not aware of any agreement, document or commitment that would limit such party's ability to fully comply with the terms of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of December __, 1997.



Address:

2609 Point O'Woods Dr.                               /s/ TED WLAZLOWSKI
-------------------------                            ---------------------------
Rockford, IL 61114                                   TED WLAZLOWSKI
-------------------------





Address:                                             ULTRAK, INC.


1220 Champion Circle
Suite 100                                            By: /s/ JAMES D. PRITCHETT
Carrollton, Texas 75006                                 ------------------------
                                                     Its: President



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